Exhibit 99.1
VERA BRADLEY ANNOUNCES SEASONED RETAIL EXECUTIVE MARY LOU KELLEY JOINS BOARD OF DIRECTORS

FORT WAYNE, Ind., December 9, 2015 - Vera Bradley, Inc. (Nasdaq: VRA) (“Vera Bradley” or the “Company”) today announced that seasoned retail executive Mary Lou Kelley has joined its Board of Directors.

Kelley has extensive e-commerce, marketing, and strategic planning experience and has served as President, E-Commerce for Best Buy since 2014. Prior to joining Best Buy, Kelley served as Senior Vice President, E-Commerce for Chico’s FAS and held the posts of Vice President of Retail Real Estate and Marketing and Vice President of E-Commerce for L.L. Bean. Previously, she also held key marketing positions with Ashford.com and Ben & Jerry’s and was an Engagement Manager at McKinsey and Company. Kelley holds a BA in Economics from Boston College and earned a MBA from the University of Virginia Colgate Darden Graduate School of Business.

Robert Wallstrom, CEO of Vera Bradley, commented, “We are so pleased that Mary Lou Kelley has joined our Board of Directors. Her vast omni-channel experience, counsel, and insight will be invaluable as we continue to transform our business, which includes elevating our marketing efforts and growing our own verabradley.com digital flagship.”

Kelley joins Vera Bradley’s ten other board members: CEO Robert Wallstrom; Barbara Bradley Baekgaard, Co-Founder of Vera Bradley; Patricia Miller, Co-Founder of Vera Bradley; Richard Baum, Managing Partner of Consumer Growth Partners; Robert J. Hall, President of Green Gables Partners; John E. Kyees, former Chief Financial Officer of Urban Outfitters, Inc.; Matthew McEvoy, Chief of Strategy and New Business Development at Burberry Group plc; P. Michael Miller, retired senior partner in the law firm of Hunt Suedhoff Kalamaros; Frances P. Philip, former Chief Merchandising Officer at L.L. Bean, Inc.; and Edward M. Schmults, Chief Executive Officer of Wild Things, LLC.

Vera Bradley Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement our growth strategies or manage our growing business; possible inability to successfully open new stores as planned; adverse changes in the cost of raw materials and labor used to manufacture our products; and possible adverse effects resulting from a significant disruption in our single distribution facility. For a discussion of these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended January 31, 2015. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACTS:
Investors:
Julia Bentley, VP of Investor Relations and Communications
jbentley@verabradley.com
(260) 207-5116

Media:
877-708-VERA (8372)